Exhibit 99.1

Republic Bancorp, Inc. Increases its Common Stock Cash Dividends for the 18th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 17, 2017--Republic Bancorp, Inc. (“Republic”) (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced a 5% increase in the Company’s second quarter cash dividends. The quarterly cash dividend of $0.22 per share of Class A Common Stock and $0.20 per share on Class B Common Stock will be payable July 21, 2017 to shareholders of record as of June 16, 2017. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 2.49% based upon the stock’s closing price on May 16, 2017.

“On the heels of another successful quarter that reflected a 13% year-over-year growth in earnings, it is a pleasure to again reward our loyal shareholders with this 18th consecutive annual increase in our Company’s quarterly cash dividend. We continue to prudently execute our strategic initiatives to position Republic to be one of the highest performing banks in the United States, and we are excited to share our success with our shareholders through a higher dividend,” commented Steve Trager, Chairman and CEO for Republic.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 45 full-service banking centers and one loan production office throughout five states: 33 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany; six banking centers in five Florida communities – Largo, Port Richey, St. Petersburg, Seminole, Temple Terrace; two banking centers in Tennessee – Cool Springs (Franklin) and Green Hills (Nashville) and one loan production office in Brentwood (Nashville); and one banking center in Norwood (Cincinnati), Ohio. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately-branded, nation-wide digital banking at www.mymemorybank.com. The Company has $4.7 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

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CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
Chairman and CEO